Exhibit 99.1

November 14, 2025

Dear Partner:

We last communicated to our Energy Resources 12, L.P. (the “Partnership”, “ER12”, “we”, “our” or “us”) limited partners in July 2025, so we wanted to provide another update on recent Partnership events.

I	Currently outstanding indebtedness:

In August 2025, we worked with our lender to extend the maturity date to March 1, 2027. After a $0.6 million principal payment in September, our credit facility has an outstanding balance of approximately $5.8 million and remains collateralized by the Partnership’s assets.

II	Recently proposed new drilling:

In October and November 2025, our operators have proposed to drill 12 new wells on our highly-coveted Williston Basin acreage, including six (6) new wells of which we have an average approximate 14% working interest (compared to the approximate 5% average working interest for our entire portfolio). Drilling and completing these six wells are critical to increase our daily oil and natural gas production. This drilling program has already commenced and based on the best information received from our operators, these wells should be producing by the first quarter of 2026. Our proportionate share of the drilling and completion capital costs for these 12 wells is approximately $9 million.

III	Update on monthly distributions:

We are committed to conserving our cash on-hand and our credit facility availability to ensure we can pay for the capital commitments related to the new well proposals. Limited partner monthly distributions remain suspended and will continue to be during this drilling program and until the credit facility is repaid. We are committed to resume the limited partner distributions as soon as we can, but we do not anticipate any distributions before, at least, the second quarter of 2026. The Partnership will accumulate unpaid distributions at an annualized return of seven percent, and all accumulated distributions are required to be paid before final Payout occurs, as defined in the Partnership’s limited partnership agreement. The accumulated unpaid distributions total for the period July 2025 through October 2025 is now approximately $4.9 million, or $0.44 per common unit. Since the inception of the ER12 program, we have paid approximately $122 million in distributions, or up to $12.49 per common unit, to our limited partners.

IV	The future outlook:

Despite lower oil market prices during the third quarter, we remained cash-flow positive. Now, with the new drilling program, we are excited and optimistic about ER12 as we prepare to close out 2025 and head into 2026.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyresources12.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely

Glade M. Knight
Chairman and Chief Executive Officer
Energy Resources 12 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, that the Partnership’s development of its oil and natural gas properties may not be successful or that its operations on such properties may not be successful; general economic, market, or business conditions; changes in laws or regulations; the risk that the wells in which the Partnership acquired an interest are productive, but do not produce enough revenue to return the investment made; the risk that the wells the Partnership drills do not find hydrocarbons in commercial quantities or, even if commercial quantities are encountered, that actual production is lower than expected on the productive life of wells is shorter than expected; current credit market conditions and the Partnership’s ability to obtain long-term financing for its property acquisitions and drilling activities in a timely manner and on terms that are consistent with what the Partnership projects when it invests in a property; uncertainties concerning the price of oil and natural gas, which may decrease and remain low for prolonged periods; and the risk that any hedging policy the Partnership employs to reduce the effects of changes in the prices of its production will not be effective.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 26, 2025. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.